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EXHIBIT 21


SUBSIDIARIES OF THE COMPANY

1)   Orasomal Technologies, Inc.

     Incorporated in the State of Delaware.
     Does business as Orasomal Technologies, Inc.


2)   Wisconsin Genetics, Inc.

     Incorporated in the State of Delaware.
     Does business as Wisconsin Genetics, Inc.